EXHIBIT 23.1

January 23, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Emergency Filtration Products, Inc.

We have read the statements that we understand Emergency Filtration Products, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm in the first and second paragraphs of the report. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants